Exhibit 10.6
SEPARATION AGREEMENT, INCLUDING RELEASE
AND WAIVER OF CLAIMS
December 22, 2008
This Separation Agreement Including Release and Waiver of Claims (the “Agreement”) is between the undersigned employee, Stephan Sigaud (hereinafter referred to as “you”) and Harris Interactive Inc., and any and all of its respective parents, subsidiaries or affiliates, on behalf of itself and its agents, employees, officers, directors, representatives, predecessors, successors, and assigns (hereinafter referred to as “the Company”).
Although the Agreement and the Company’s severance policies would provide no post-termination compensation to you, in recognition and appreciation of your service to the Company, the Company is prepared to make the arrangements with you provided in this Agreement. In consideration of your agreement to the terms and conditions contained in this Agreement, you will be entitled to the benefits described below. This Agreement will not be effective and you will not receive the benefits under it (i) unless you have executed and returned this Agreement to the Company, and (ii) the seven-day revocation period described below has expired and you have not revoked this Agreement during that period.
The terms of this Agreement are as follows:
1.	This Agreement replaces and supersedes in all respects any Employment Agreement, if applicable, which will be of no further force and effect. This Agreement does not affect the amount of your vested benefits under any other employee benefit plan, such as the 401(k) plan, in which you were a participant and does not replace agreements, if any, related to the stock options and restricted stock held by you. The Confidentiality of Information and Non-Disclosure Policy to which you are a party remains in effect.

2.	Your last day of active employment with the Company will be December 23, 2008. You will be paid for all unpaid vacation accrued and prorated through December 23, 2008. You will also receive payment for all unused “carry over” vacation time up to a maximum of 5 days, per the Company policy.

3.	In consideration for your agreement to this Agreement, including but not limited to the release and waiver included in paragraph 5 and the non-compete, non-solicitation, and confidentiality restrictions contained in paragraphs 10 and 11 below, and in lieu of any other Company post-termination payments or benefits, you will receive only the benefits outlined below.
a.	After December 23, 2008 the Company will continue to pay you your current bi-weekly salary, less standard deductions, up to and including June 23, 2009, in the same manner and frequency as you were compensated prior to December 23, 2008.

b.	The Company will continue to provide to you, at Company expense, less the standard employee contribution applicable to employees of similar status, the health insurance benefits that you received while actively employed for the time you are unemployed or without work for which you are compensated, up to and including June 30, 2009. In the event you become employed or begin to perform work for which you are eligible to receive health insurance benefits (whether or not you enroll in the applicable plan), the Company will no longer be obligated to provide you with such health insurance benefits. Should you become eligible under COBRA for continuation of your health insurance coverage after June 30, 2009, you will be notified of such right. You will not participate in the Company’s short term and long term disability plans or life insurance plans after December 23, 2008. You acknowledge and agree that your receipt of the benefits described in section 4(a) of this Agreement is contingent upon you immediately notifying Michelle Rodominick at 60 Corporate Woods, Rochester, New York, 14623, (585) 214-7685, that you have become employed or have begun to perform work for which you are eligible to receive health insurance benefits.

c.	If you are a participant in the Company’s 401(k) plan, you will not be eligible to continue your contributions after December 23, 2008 and the Company will make no further matching contributions. Should you have a loan with the 401(k) plan, you may either (i) pay off the loan balance immediately, or (ii) pay off the loan within the 90 days after December 23, 2008. Should you not pay off the loan, the outstanding loan will be treated as a distribution from the plan and may be subject to income taxes and penalties.

d.	For purposes of accruing 401(k) benefits, vacation, or other employee benefits, your last day of work shall be deemed December 23, 2008. You will not accrue seniority or other benefits during any period of salary continuation.

e.	The Company has coordinated career transition services to be available to assist you during your job search. We will assist you with resume writing, interviewing skills, networking strategies and local outplacement. You must contact the service provider and begin using the services within sixty (60) days from the date you sign this agreement to remain eligible for this benefit.

f.	Any existing stock option and restricted stock agreements between you and the Company remain in effect. However, effective December 23, 2008 all vesting of Company stock options and restricted stock held by you will cease. You will be eligible to exercise all vested Company stock options within 60 days of your separation date. Your vested stock options as of December 23, 2008 are:
a.	options to acquire 40,312 shares with an exercise price of 4.38 per share

b.	options to acquire 32,083 shares with an exercise price of 4.37 per share

c.	options to acquire 3,750 shares with an exercise price of 4.31 per share
Failure to exercise vested options within 60 days of your separation date will result in forfeiture of all or any portion of stock options not exercised.
All vested restricted stock from previous grants has been transferred to your personal brokerage account in accordance with your instructions.
4.	You understand and agree that you would not receive the monies and benefits specified in paragraph 3(a)-(f) above except for your execution of this Agreement and the fulfillment of the promises contained herein, and that the payments and benefits under this Agreement are over and above any consideration or payments owed to you by the Company arising out of your employment. You understand that all wages and benefits received from the Company, except for those outlined in paragraph 3(a)-(f) above will expire as of December 23, 2008.

5.	Release and Waiver of All Claims. You knowingly and voluntarily release and forever discharge the Company from any and all claims, known and unknown, which you have or may have against the Company at any time prior to the date of the execution of this Agreement, including, but not limited to:
•	a release of any rights or claims he/she may have under the Americans with Disabilities Act (“ADA”), which prohibits discrimination on the basis of disability;

•	the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment;

•	the Older Worker’s Benefit Protection Act;

•	Title VII of the Civil Rights Act of 1964, as amended, which prohibits retaliation and discrimination in employment based on race, color, national origin, religion or sex;

•	the Family and Medical Leave Act;

•	the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended;

•	the Fair Labor Standards Act (“FLSA”);

•	the New York Human Rights Law (“NYHRL”);

•	the New York Executive Law;

•	the New York Labor Law;

•	any other federal, state or local law or regulation prohibiting employment discrimination;

•	claims for wrongful discharge, whether based on claimed violations of statute or based on claims in contract or tort, common law or equity;

•	claims for failure to pay wages due or other moneys owed (including claims for unpaid vacation pay);

•	claims of fraud, misrepresentation, defamation, interference with prospective economic advantage;

•	claims of intentional or negligent infliction of emotional distress; and

•	claimed violations of any other federal, state, civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, contract, or tort, or common law having any bearing whatsoever on the terms and conditions and/or cessation of employment with the Company, including but not limited to, any allegations for costs, fees or other expenses, including attorneys’ fees, incurred in these matters which you ever had, now have, or may have as of the date you execute this release.
With the sole exception of a claim under the Older Workers Benefit Protection Act (“OWBPA”), which is discussed in the next paragraph below, you agree not to initiate any legal action, charge or complaint (“action”) against the Company in any forum whatsoever and to immediately discontinue any such action previously commenced. Further, to the extent any such action has been or is brought, you expressly waive any claim to any form of monetary or other damages or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party.
If you challenge the age claim release in this Agreement as being inconsistent with the Older Workers Benefit Protection Act (“OWBPA”), you do not first have to give back of any payments received under this Agreement. An OWPBA claim is the only claim that you might make in which you would not first have to return to the Company all sums paid to you under this Agreement. If you lose your OWBPA claim or lawsuit and/or it is found to have been brought in bad faith, then in addition to paying all of the Company’s legal fees and other costs incurred by the Company in defending against your claim, you will be required to immediately return to the Company all sums paid to you under this Agreement.

6.	You agree that you will not make to any person, group, or entity any statement, whether oral or written, that directly or indirectly denigrates or disparages the Company or any of its officers, directors, employees, or agents. The Company also agrees it will not make to any person or entity any statement, whether oral or written, that directly or indirectly denigrates or disparages you.

7.	You agree not to disclose any information regarding the existence or substance of this Agreement, except as required by law or, in your case, to: (i) your spouse; or (ii) to an attorney or accountant with whom you chooses to consult regarding your consideration of this Agreement. You also agree that no disclosure shall be made to any such persons unless they have first agreed to abide by this confidentiality provision, and that you shall be held liable for any disclosure that any such person makes. The Company may disclose the terms of this Agreement and the consideration therefore to any federal, state, and/or local taxing authority in connection with an audit of tax returns involving the consideration provided for in this Agreement, and as otherwise permitted or required by law.

8.	You agree to refer any requests for references to the Company’s Human Resources Department, and that the Company will not be held liable for any reference requests that are directed to anyone other than someone in Human Resources.

9.	By entering into this Agreement, you agree to return to the Company any and all of its property, including documents and software, which you have in you possession or under your control, and affirm that you have not transferred any Company property to anyone prior to executing this Agreement.

10.	You agree that your services hereunder are of a special, unique, extraordinary and intellectual character, and that your position with the Company placed you in a position of confidence and trust with the clients and employees of the Company. You also acknowledge that the clients serviced by the Company are located throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of the Company’s clients and potential clients. You further acknowledge that the rendering of services to the Company’s clients necessarily required the disclosure of confidential information and trade secrets of those clients (such as without limitation, marketing plans, budgets, designs, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers). You and the Company agree that in the course of your employment with the Company, you have developed a personal acquaintanceship and relationship with the Company’s clients, and a knowledge of those clients’ affairs and requirements, which in some cases may constitute the Company’s primary or only contact with such clients. You acknowledge that the Company’s relationships with its established clientele have therefore been placed in your hands in confidence and trust. You consequently agree that it is reasonable and necessary for the protection of the goodwill and business of the Company that you continue to make the covenants contained herein; that the covenants are given as an integral part of and incident to this Agreement, that there is adequate consideration for such covenants including the benefits provided by this Agreement, and that in making its decision to offer you the benefits outlined above the Company relied upon and was induced by the covenants made by you in this section.

For purposes of this section 10 the term “Competing Business” shall mean any business or venture whose business is substantially similar to the whole or any significant part of the business conducted by Company, and which is in material competition with the Company.

The restrictions in this paragraph are in addition to and apart from the restrictions you may be subject to in any other agreement, such as for example, but not limited to, any existing stock option agreements.

Accordingly:
a.	You agree that, for a period of one year from December 23, 2008, you shall not, directly or indirectly, including without limitation on behalf of, for the benefit of, or in conjunction with, any other person or entity:
(i)	solicit, assist, discuss with or advise, influence, induce or otherwise encourage in any way, any employee of Company (including particularly but without limitation any employee who reported to or through you) to terminate such employee’s relationship with Company for any reason, or assist any person or entity in doing so,

(ii)	employ, assist or have involvement with any other person in connection with, engage or otherwise contract with any employee or former employee of Company in a Competing Business or any other business unless such former employee shall not have been employed by Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one year period,

(iii)	interfere in any manner with the relationship between any employee and Company, or

(iv)	solicit or otherwise deal in any way with any of the clients or customers of the Company:
(A)	with whom you in the course of employment by the Company acquired a relationship or had dealings,

(B)	with respect to whom you in the course of employment by the Company were privy to material or proprietary information, or

(C)	with respect to whom you were otherwise involved in the course of employment by the Company, whether in a supervisory, managerial, consultative, policy-making, or other capacity involving other Company employees who had direct dealings with such clients and customers.
Such clients and customers include any client or customer to whom the Company sold services or products in the two years prior to December 23, 2008, any prospective client or customer of the Company for whom a proposal was prepared or to whom any other marketing presentation was made within the year prior to December 23, 2008, or any prospective client or customer for whom pursuit was actively planned by the Company within the year prior to December 23, 2008 and in respect of whom the Company has not determined to cease such pursuit.
b.	You further agree that during the period in which you are receiving payments under section 3(a), you shall not, directly or indirectly engage in any activity or business competitive in any manner with the activities or business of the Company or directly or indirectly, including without limitation on behalf of, for the benefit of, or in conjunction with, any other person or entity: own, manage, operate, join, control, participate in, invest in, solicit business or clients for, or otherwise be connected or associated with, in any manner (including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, principal, agent, proprietor, trustee or investor) any Competing Business (defined below); provided, however, that that ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange, shall not constitute a breach of this section, so long as you do not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, such Competing Business.
11.	You also agree not to use or disclose to any other person, business, or legal entity, any of the Company’s confidential, proprietary, or trade secret information, including, but not limited to, customer lists, customer information, processes and techniques, product information and plans, sales techniques, pricing strategies, and financial or marketing information. The parties agree that the Company is entitled to an injunction and attorney’s fees in the event of a breach of this Agreement. The restrictions in this paragraph are in addition to and apart from the restrictions you may be subject to in any other agreement, such as for example, but not limited to, any existing stock option agreements.

12.	You agree that in addition to its rights to terminate benefits under this Agreement and any other legal rights it may have, the Company may advise third parties of the restrictions contained in sections 10, 11, and 12 of this Agreement in connection with protection of its rights hereunder, and shall be entitled to an injunction to prevent any violation of the provisions of such sections.

13.	With the sole exception of a claim under the Older Workers Benefit Protection Act (“OWBPA”), which is discussed in and governed by the language in paragraph “5” above, if you file a lawsuit, charge, complaint or other claim asserting any claim or demand which is within the scope of the release and waiver, whether or not such claim is valid, or breaches any terms of this Agreement, the Company shall: (i) retain all rights and benefits of this Agreement, (ii) be entitled to cancel any and all future obligations of this Agreement, and (iii) be entitled to recoup the value of all payments and benefits paid hereunder, together with the Company’s costs and attorneys’ fees.

14.	You agree that neither this Agreement nor the furnishing of the consideration under this Agreement shall be deemed or construed at any time for any purposes as an admission by the Company of any liability or unlawful conduct of any kind.

15.	If any provision of this Agreement is declared invalid by any court of competent jurisdiction for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, given full force and effect.

16.	No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any party hereto unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

17.	The parties agree that this Agreement shall be governed and interpreted by the laws of the State of New York, without regard to conflict of laws doctrines. The parties irrevocably consent to jurisdiction and venue of any action or proceeding brought to enforce any rights, duties or obligations under this Agreement in the Supreme Court of the State of New York for the County of Monroe or in the United States District Court for the Western District in Rochester, New York.

18.	You acknowledge that you are voluntarily signing this Agreement, that you have not been pressured into agreeing to its terms, and that you have enough information about this Agreement and the benefits offered under it to decide whether to sign this Agreement. If, after full consideration of this Separation Agreement, including the release and waiver of claims in paragraph 5, you voluntarily choose to accept the terms of this Agreement, you will sign and date this Agreement in the presence of a notary public, in the spaces provided below.

19.	By signing below, you acknowledge that you have been advised to consult an attorney of your choice and that the Company recommends that you consult an attorney of you choice before entering into this Agreement.

20.	You understand that you have forty-five (45) days to consider this Agreement. You may use as much of this period as you choose. You may also waive all or part of this forty-five (45) day period, and if after receiving this Agreement you sign the agreement before forty-five (45) days have elapsed, you signature shall be evidence that you have waived the balance of the forty-five (45) day period after having had a full opportunity to consult the attorney of your choice concerning its terms. If you elect to accept the terms of this Agreement, including the release and waiver included in paragraph 5 and the non-compete, non-solicitation, and confidentiality restrictions contained in paragraphs 10, 11, and 12 above, you will sign and date the Agreement in the space provided below

Once you sign this Agreement, it will become effective, enforceable, and irrevocable upon the expiration of seven (7) days following the date of your signature. If you decide to revoke this Agreement, you will personally deliver a written notice of revocation to the Human Resources Department, within seven (7) days after you sign this Agreement.

21.	This Agreement is binding upon and shall inure to benefit of (i) you and your heirs, legal representatives, and assigns, and (ii) the Company and its successors, assigns, subsidiaries, affiliates, agents, employees, officers, directors, representatives, and predecessors.

22.	This Agreement constitutes the entire agreement between the parties on the subject matters contained herein.
BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTOOD THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE WAIVER AND RELEASE IN PARAGRAPH 5 AND THE NONCOMPETE, NONSOLICITATION, AND CONFIDENTIALITY RESTRICTIONS CONTAINED IN SECTIONS 10 AND 11 AND I VOLUNTARILY CHOOSE TO ACCEPT THE TERMS OF THIS AGREEMENT IN CONNECTION WITH MY SEPARATION FROM EMPLOYMENT.
IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release as of the date(s) set forth below.

Dated:	1/7/09	Dated:	1/12/09

HARRIS INTERACTIVE INC.

/s/ Stephan Sigaud		By:	/s/ Belinda Cole

(Name)			Human Resources
STATE OF: New Jersey       )
COUNTY OF: Essex            )ss:
On this 7th day of January, 2009 before me personally came Stephan Sigaud to me known and known to me to be the individual described in and who executed the foregoing instrument, and the above-named person acknowledged to me that said person executed the same.

/s/ Jose De Fontes Alves
Notary Public